FOR IMMEDIATE RELEASE
Collegiate Pacific Announces Voluntary Dismissal of Lawsuit

Dallas, Texas, November 20, 2006 — Collegiate Pacific Inc. (AMEX: BOO) announced today that Costa Brava Partnership III L.P., Greenwood Capital L.P., and Greenwood Investors, L.P. each voluntarily dismissed, without prejudice, the July 14, 2006, complaint filed by those parties in the Court of Chancery of the State of Delaware in and for New Castle County, against Collegiate Pacific Inc., Mr. Geoffrey P. Jurick, Thomas P. Triechler, Peter Bunger and Terrence Babilla. As previously disclosed by Collegiate Pacific, the lawsuit sought damages against Messrs. Jurick, Triechler, Bunger and Babilla for alleged breaches of their fiduciary duties to the minority stockholders of Sport Supply Group, Inc. (“SSG”) in connection with Emerson Radio Corp.’s sale of its interest in SSG to Collegiate Pacific. The plaintiffs also sought damages from Collegiate Pacific for allegedly aiding and abetting the individual defendants’ alleged breaches of fiduciary duties.

Collegiate Pacific is the nation’s fastest growing manufacturer and supplier of sports equipment primarily to the institutional and team dealer markets. The Company offers more than 23,000 products to 600,000 prospective and existing customers. The Company plans to distribute approximately 4.0 million catalogs in fiscal 2007 and employs approximately 200 professional road salesmen.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Collegiate Pacific’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, actions and initiatives by current and potential competitors, and certain other additional factors described in Collegiate Pacific’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Collegiate Pacific’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Collegiate Pacific is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact: Adam Blumenfeld 972 243 8100
Source: Collegiate Pacific